Exhibit 3.1

CERTIFICATE OF FORMATION

OF

WCM POOL LLC

Pursuant to Chapter 18, Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, being authorized to execute and file this Certificate of Formation, hereby certifies as follows:

FIRST: The name of the limited liability company is WCM Pool LLC (the “Company”).

SECOND: The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, state of Delaware 19801. The name of the Company’s registered agent for service of process at such address is The Corporation Trust Company.

THIRD: The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

FOURTH: The Company may establish from time to time any number of series of members, managers or limited liability company interests having separate rights, powers or duties with respect to specified property or obligations of the Company or profits and losses associated with specified property or obligations, and such series may have a separate business purpose and investment objective. The debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned, shall have caused this Certificate of Formation to be executed this 20th day of November, 2006.

PREFERRED INVESTMENT SOLUTIONS CORP., an Authorized Person

By:	/s/ Lawrence S. Block
	Name:	Lawrence S. Block
	Title:	Senior Vice President and General Counsel